Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-109390) on Form S-8 of BakBone Software Incorporated of our report dated April 30, 2009, relating to our audit of the balance sheet of ColdSpark, Inc. as of December 31, 2008, and the statement of operations, changes in stockholders’ deficit and cash flows for the year then ended, which appears in this Current Report on Form 8-K/A of BakBone Software Incorporated dated July 27, 2009. Our report contains an explanatory paragraph regarding the uncertainty of ColdSpark, Inc.’s ability to continue as a going concern.

/s/ MAYER HOFFMAN MCCANN P.C.

San Diego, California

July 27, 2009